Exhibit 99.2

PRIME MERIDIAN HOLDING COMPANY

COMPENSATION COMMITTEE CHARTER

As Amended 03/17/2016

I.	PREFACE

The Board of Directors of Prime Meridian Holding Company (“Company”) has created a Compensation Committee (“Committee”), and has adopted this Compensation Committee Charter (“Charter”) on this 20th day of March, 2014.

II.	PURPOSE

The purpose of the Committee is to act on behalf of and with the concurrence of the entire Board with respect to the compensation of the Company’s executive officers, and relating to the Company’s compensation and personnel policies and programs, including management development and succession plans.

III.	MEMBERSHIP

The Committee shall be appointed by the Board and shall be comprised of three or more Directors, of which at least two thirds (2/3) shall meet the independence requirements under the NASDAQ market place rules (i.e. non-employee outside directors who are free from any relationship that would interfere with the exercise of his or her independent judgment).

IV.	RESPONSIBILITIES

The Committee shall have the following duties and responsibilities:

•	Review and approve corporate goals and objectives relevant to the compensation for executive officers, evaluate the performance of executive officers in light of those goals and objectives, and determine and approve the compensation level of executive officers based on this evaluation.

•	In determining the long-term incentive compensation component of executive compensation, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to executive officers in comparable positions at comparable financial institutions, and awards given to Company executive officers in past years.

•	Review and recommend to the Board employment agreements, severance agreements, and change in control agreements for senior officers of the Company.

•	Administer incentive compensation plans, equity based plans, and other compensation plans that are established or maintained by the Company from time to time.

•	Make recommendations to the Board with respect to the adoption, amendment, termination, or replacement of compensation plans and policies.

•	Recommend to Board the compensation for Board members, such as director fees, stock options, and other means of compensation, as appropriate, and pursuant to the Company’s compensation guidelines.

•	Review and discuss the “Compensation Discussion and Analysis” disclosure with management when applicable, recommend its inclusion in the Company’s annual proxy statement, if applicable, and prepare a report for inclusion in such proxy statement, if applicable.

•	Align the Company’s compensation policies with a view on the Company’s long- term interests, and avoid short-term rewards for management decisions that could pose undue long-term risks for the Company.

In fulfilling these duties and responsibilities, the Committee shall have full access to the Company’s books, records, facilities, personnel, and outside consultants as needed.

V.	AUTHORITY

The Board has delegated to the Committee all powers and authority that are necessary or appropriate in order for the Committee to fulfill its duties and obligations, including the following:

•	Interpretation of compensation plans that have been established for the Company.

•	Establishing rules as the Committee deems necessary or appropriate for the implementation or maintenance of the compensation plans.

•	Determine grants for eligible participants under the compensation plans.

•	Make all other decisions or determinations required of the Committee by the terms of the compensation plans, or as the Committee considers appropriate for the operation of the compensation plans and the distribution of benefits under the compensation plans.

•	Retain professional assistance (i.e. attorneys and compensation consultants) in the evaluation of director and senior executive officer compensation, including authority to retain and terminate any such professional and to approve the professional’s fees and other retention terms.

VI.	PROCEDURES

A majority of the members of the entire Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members.

VII.	MEETINGS

The Committee shall meet as frequently as circumstances require, but no less than two times annually. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. Detailed minutes shall be kept of each Committee meeting. The Committee shall promptly inform the full Board of the actions taken or issues discussed at the meetings, along with providing a copy of the Committee meeting minutes.

VIII.	PERFORMANCE REVIEW

The Committee shall conduct an annual performance evaluation of itself, including a review of the Committee’s compliance with this Charter. The Committee shall also annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

The foregoing Compensation Committee Charter was approved by the Board of Directors of Prime Meridian Holding Company on March 17, 2016.

/s/ Richard A. Weidner
Richard A. Weidner
Chairman of the Board
Prime Meridian Holding Company